EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Independent Bank Corporation of our report dated March 6, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Independent Bank Corporation for the year ended December 31, 2025, and to the reference to us under the heading “Experts” in the prospectus and proxy statement.

/s/ Crowe LLP

Crowe LLP

Grand Rapids, Michigan
May 1, 2026